GENDER DIVERSITY DIRECTOR INDEPENDENCE 3 of 9 are female 8 or 9 are independent ETHNIC DIVERSITY CEO EXPERIENCE 2 of 9 are ethnically diverse 6 of 9 have CEO experience

DIVERSITY TENURE GENDER 22% 33%

INDEPENDENCE All director nominees, except our Chief Executive Officer, are independent Audit, Compensation, and Corporate Governance and Sustainability Committees composed entirely of independent directors ACCOUNTABILITY Annual election of all members of the Board of Directors Majority voting for members of the Board of Directors Ability to remove members of the Board of Directors without cause No supermajority voting provisions in our Amended and Restated Articles of Incorporation or Restated By-laws Declassified Board of Directors Right of shareholders holding 10% or more of our stock to call special meetings Board Chair and Chief Executive Officer roles separated RISK OVERSIGHT The Board of Directors oversees the Company’s overall risk-management structure The Audit Committee assists the Board in overseeing the enterprise risk management processes, including review of strategic, operational, financial and legal compliance risks The Board of Directors receives regular updates regarding information technology and cybersecurity risks, including controls implemented to mitigate these risks, the results of cybersecurity exercises and response readiness assessments BEST PRACTICES Mandatory director retirement age The Board of Directors includes three women The Board of Directors includes a balance of longer-tenured and newer directors Directors are engaged in continuous education and development None of our director nominees are “overboarded” Four do not sit on any other public company Board of Directors, two sit on one other public company Board of Directors, and three sit on two other public company Board of Directors Share ownership guidelines for Board of Directors and executives Published Corporate Governance Guidelines, which are reviewed and evaluated at least annually Published Global Code of Business Conduct applicable to our Board of Directors Each Committee of our Board of Directors has a published charter that is reviewed and evaluated at least annually Independent members of the Board of Directors meet regularly and frequently (at least four times per year) without management present Non-Executive Board Chair The Board of Directors and each Board Committee conducts an annual performance self-evaluation